EXHIBIT 99.1

[GRAPHIC OMITTED]
PLR  PORTER,            Michael J. Porter, President - Investor Relations
LEVAY &                 Jeff Myhre, VP - Editorial
ROSE, INC.              212.564.4700
INVESTOR RELATIONS
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                        Seven Penn Plaza o Suite 810 o New York, NY 10001 o Fax:
                        212.244.3075
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CABLE & CO. WORLDWIDE, INC.

STEVEN KESSLER, EXEC. V.P.
516-539-0339

       CABLE & CO. WORLDWIDE COMPLETES ACQUISITION OF LIFEHEALTHCARE, INC.

NEW YORK, NY, APRIL 10, 2006 - Cable & Co. Worldwide, Inc., a publicly-held Delaware corporation (OTC: CCWW.PK), announced today that it has consummated the transactions contemplated by the previously announced Asset Purchase Agreement, dated as of March 28, 2006, with LifeHealthCare, Inc.

The combined companies' next steps include, but are not limited to, amending its charter, change its name to LifeHealthCare, Inc., obtaining a new trading symbol and CUSIP number for the Common Stock, and applying to trade on the over-the-counter bulletin board. Cable hopes to complete these next steps shortly.

Dr. Charles Randolph, President of LifeHealthCare, Inc., said, "We are pleased to complete the transaction and the Company's emergence as an innovative provider of non-prescription dental and medical products. Towards achieving that objective, we are aggressively implementing the launch of our first product, the emergency dental care kit, with Italy as our initial market. The emergency dental care kit has been extremely well-received, and based on the initial response of the pharmacies and other markets in Italy, we are confident that the product will be a significant success for our company. Additionally, we will be introducing further products throughout the remainder of the year. We are extremely excited about the prospects and potential of our Company as we implement our strategic plan."

More detailed information regarding this transaction is contained in the company's Form 8-K which is being filed with the U.S. Securities and Exchange Commission.

ABOUT LIFEHEALTHCARE, INC.

LifeHealthCare, Inc. ("LHC") specializes in the development and commercialization of innovative over the counter, non-prescriptive medical and dental care products. LHC is composed of four divisions; CandyDent personal dental care dental lozenge, Emergency Dental Care Kits, Ultrasonic Denture and Mouth Guard Cleansing System, and the Comfort Foot Rest.

FORWARD-LOOKING STATEMENTS:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made on behalf of the Company and its subsidiaries. All such forward-looking statements are, by necessity, only estimates of future results and actual results achieved by the Company may differ materially from these statements due to a number of factors. Any forward-looking statements speak only as of the date made. Statements made in this document that are not purely historical are forward-looking statements, including any statements as to beliefs, plans, expectations, or intentions regarding the future. Risk factors that may cause results to differ from projections include, without limitation, loss of suppliers, loss of customers, inadequate capital, competition, loss of key executives, declining prices, and other economic factors. The Company assumes no obligations to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such statements. You should independently investigate and fully understand all risks before making investment decisions.